UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2015

AEROVIRONMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33261	95-2705790
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

900 Innovators Way
Simi Valley, CA	93065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (626) 357-9983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition

On December 8, 2015, AeroVironment, Inc. (the “Company”) issued a press release announcing second quarter financial results for the period ended October 31, 2015, a copy of which is attached hereto as Exhibit 99.1.

The information in this Item 2.02, including the exhibit, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such filing.

In addition to historic information, this report, including the exhibit, contains forward-looking statements regarding events, performance and financial trends. Various factors could affect future results and could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Some of those factors are identified in the exhibit, and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employee Equity Acceleration Program in Change in Control Context — On December 4, 2015, the Compensation Committee of the Company’s Board of Directors approved an Employee Change in Control Equity Acceleration program that would accelerate the vesting and exercisability of stock options and restricted stock awards held by any Company employee on a double trigger basis similar to the treatment of equity awards of the officers under the Severance Protection Agreements described below. Under the program, if an employee’s employment is terminated by the Company or a successor for a reason other than cause within 18 months after a change in control, the vesting and exercisability of all equity awards held by the employee would accelerate and the awards would become fully vested and exercisable.

Director Equity Treatment in Change in Control Context - On December 5, 2015, the Company’s Board of Directors approved the Company entering into a letter agreement with each non-employee director that provides for the acceleration of vesting and exercisability of all Company stock options and restricted stock awards held by the director upon the completion of a change in control.

Executive Treatment in Change in Control and Other Employment Termination Contexts - On December 4, 2015, the Compensation Committee of the Company’s Board of Directors approved entering into a Severance Protection Agreement (the “Agreement”) with each of the Company’s named executive officers (Timothy E. Conver, Wahid Nawabi, Raymond Cook, Catherine Cline and Doug Scott), which provides for the payment of certain benefits to the officer in connection with a change in control and/or the termination of the officer’s employment as summarized below. The term of each Agreement will commence on the date the Agreement is executed and continue until December 31, 2018.  If a change in control (as defined in the Agreement) occurs during the term of the Agreement, the term will be extended to the date that is 18 months after the date of the occurrence of such change in control.  Except as noted below, the Agreements with the officers are on identical terms and do not provide for a gross up of severance benefits in the event excise taxes under Section 280G of the Internal Revenue Code apply.

•                  Upon termination of the officer’s employment by the Company without cause or by the officer for good reason in connection with a change in control, as those terms are defined in the Agreement, the officer is entitled to receive (i) 1.0x his or her base salary, his or her annual bonus target for the year in which the termination occurs and 100% of his or her target long-term incentive award plan payout, (ii) acceleration of vesting and exercisability of equity awards, and (iii) the continuation of certain employee welfare plan benefits for a period of 12 months. As Chief Executive Officer, Mr. Conver would receive 1.5x instead of 1.0x of his base salary, annual bonus and long-term incentive payments if his employment were terminated in connection with a change in control.

•                  The Agreements also provide for the officer receiving the following severance benefits if the officer’s employment is terminated by the Company for any reason other than cause in a context that does not involve a change in control, or upon any termination by reason of the officer’s death or disability:  (i) his or her prorated bonus target for the year in which the termination occurs, (ii) an amount equal to his or her base salary, and (iii) the continuation of certain employee welfare plan benefits for a period of 12 months. Under his Agreement, Mr. Conver would also be entitled to receive the above severance benefits in a non-change in control context if he terminates his employment for good reason as defined in his Agreement.

To receive the severance benefits described above, the officer must execute a full release of any and all claims against the Company and comply with certain obligations specified in the Agreement.

The preceding summary is qualified in its entirety by reference to the full text of the Agreements and the letter agreements with non-employee directors, forms of which will be filed by the Company with its Quarterly Report on Form 10-Q for the fiscal quarter ending January 31, 2016.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit
Number	Description
99.1	Press release issued by AeroVironment, Inc., dated December 8, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEROVIRONMENT, INC.

Date: December 8, 2015	By:	/s/ Douglas E. Scott
Douglas E. Scott
Senior Vice President, General Counsel and Corporate Secretary